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                                                                   EXHIBIT 10.3a

                               CheMatch.com, Inc.
                              2900 North Loop West
                                Houston, TX 77092

                                  July 7, 2000

CheMatch.com Management Group
c/o CheMatch.com, Inc.
2900 North Loop West
Houston, TX 77092

         Re: Amendment to and Restatement of Management Incentive Agreement

Ladies and Gentlemen:

         Reference is made to the arrangement (sometimes referred to as the "Management Incentive Agreement") contained in that certain letter agreement dated June 21, 1999 between PetroChemNet Holdings, Inc. (now known as CheMatch.com, Inc., and referred to herein as the "Company") and certain management members, as amended by that certain letter agreement dated October 26, 1999, and as further amended by that certain letter agreement dated February 8, 2000, which provides certain incentives to certain management members and other key employees of the Company upon certain events. This letter agreement will supersede, amend, and restate the Management Incentive Agreement, which shall be and read as follows:

         In order to promote the growth of the Company and increase the Company's value and return on investment for its stockholders, the Company has agreed to provide certain incentives to Carl McCutcheon, John Bohn, Karen Morgan, and Larry McAfee (the "Management Group" or "you") as well as certain other key employees (who shall be determined pursuant to the procedures set forth below and who shall be known herein as the "Key Employees") in the event the Company consummates a "fundamental change" (as defined below). This letter agreement confirms our understanding with respect to this arrangement (and shall be known as the "Management Incentive Agreement").

         1. On the date hereof, the Company shall pay the Management Group and Key Employees (subject to the terms hereof) an aggregate bonus amount (the "Incentive Payment") equal to one million dollars ($1,000,000), to be divided among the Management Group and Key Employees in the manner set forth below. You hereby acknowledge that the aggregate Incentive Payment is to be allocated and paid to each of you in the following percentages:

                         John Bohn                 20%
                         Karen Morgan              20%
                         Carl McCutcheon           20%
                         Larry McAfee              15%



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         The remaining 25% of the Incentive Payment shall be paid to the Key
Employees. The Key Employees and the amounts to be paid to, and options to be granted to, each Key Employee shall be approved by the compensation committee of the Board.

         The Incentive Payment made hereunder shall be in addition to any other payment that the individual members of the Management Group receive under their written employment agreements with the Company or with respect to their ownership (immediately prior to the transaction) of stock of the Company (due to the exercise of stock options or otherwise) in connection with any "fundamental change" of the Company. When used herein, the term "fundamental change" shall mean (i) the sale or transfer, in one or more related transactions, of (A) equity securities (including, but not limited to, shares of preferred stock) representing in excess of 50% of the voting power (on an as-converted basis) of the capital stock of the Company or (B) all or substantially all of the assets of the Company, which, in either event would have a value which, when divided by the then total outstanding shares of the common stock of the Company (on a fully diluted basis using the treasury stock method), would be equal to or greater than $10.00 per common share (as adjusted for splits, etc.) (a "Sale"), or (ii) a public offering (a "Public Offering") of any of the Company's securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, in which the price paid by the public for each such security shall be at least $10.00 per common share (as adjusted for splits, etc.); provided, however, that in the case of clauses (i) and (ii), the Compensation Committee of the Board of Directors of the Company may in its discretion reduce the triggering price below $10.00 per common share for purposes of the foregoing definition.

         2. Options for the purchase of common stock of the Company previously granted pursuant to the February 8, 2000 version of the Management Incentive Agreement shall be canceled. The Company and each member of the Management Group and each Key Employee to whom such options have been granted shall take such action to cancel such options as may be considered necessary or advisable by the management committee designated above or by the Board of Directors of the Company.

         New options for the purchase of common stock of the Company shall be granted, as set forth below:

     NAME                          NUMBER OF OPTIONS        EXERCISE PRICE PER SHARE
-------------------------------------------------------------------------------------
 Carl McCutcheon                        100,000                      $1.00
-------------------------------------------------------------------------------------

 John Bohn                              100,000                      $1.00
-------------------------------------------------------------------------------------

 Karen Morgan                           100,000                      $1.00
-------------------------------------------------------------------------------------

 Larry McAfee                           75,000                       $1.00
-------------------------------------------------------------------------------------

 Other Employees                        125,000                      $1.00
-------------------------------------------------------------------------------------

                Total                  500,000
-------------------------------------------------------------------------------------



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Such options shall be non-qualified stock options and will expire after ten (10)
years from the date hereof. Such options shall be vested and exercisable only after the occurrence of a "fundamental change." Such options shall terminate immediately upon the termination of employment of the option holder with the Company (unless provided otherwise in a written agreement between the Company and the option holder in effect as of the date hereof including, specifically, John Bohn, Karen Morgan and Carl McCutcheon); provided, however, that if such termination of employment shall occur after a "fundamental change" has occurred, then such option shall not terminate immediately upon the termination of employment of the option holder with the Company, but shall instead terminate at the end of the ninetieth (90th) day following the termination of employment of the option holder with the Company if not exercised on or prior to such date. Such options shall otherwise be issued under the terms and conditions of the Company's 1999 Stock Plan.

         3. None of the above provisions shall be deemed to limit or in any other way affect the right or benefits to which you or the Key Employees may be entitled pursuant to a "fundamental change," due to equity ownership or otherwise. To the extent deemed necessary by legal counsel to the Company, the Board of Directors will take all actions and make appropriate recommendations to the Company's stockholders, including the recommendation that this letter agreement be approved by at least seventy-five percent of the stockholders, so that the so-called "golden parachute" provisions of the Internal Revenue Code ("Code") Section 280G do not apply to the Company and the provisions of Code
Section 4999 do not apply to the Management Group or to any Key Employee.

         4. Except as otherwise provided herein, the provisions of this letter agreement shall terminate and be of no further force or effect upon the consummation of the first "fundamental change" and payment of the Incentive Payment or if a "fundamental change" is not consummated on or before June 21, 2010 (the "Termination Date"); provided, however, that the term hereof may be extended by the Board of Directors for a single additional three-month period in the event that the Company or its shareholders are actively engaged in bona-fide negotiations with respect to a "fundamental change" on the date which should, absent such extension, have been Termination Date.

         5. This is a binding agreement among the parties and supersedes all other agreements and understandings between the parties (excluding any employment agreements and stock option agreements, other than stock option agreements made in order to effect the Management Incentive Agreement, including prior versions of the Management Incentive Agreement) relating to payments to you in the event of a "fundamental change."




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         Please indicate your acceptance of the foregoing by signing and returning one copy of the undersigned.

                                         CHEMATCH.COM, INC.


                                         By: /s/ Carl D. McCutcheon
                                            ------------------------------------
                                         Name: Carl D. McCutcheon
                                              ----------------------------------
                                         Title: President and Chief
                                                 Executive Officer
                                                --------------------------------
MANAGEMENT GROUP

Agreed and Accepted:

/s/ John Bohn
-----------------------------------
John Bohn

/s/ Karen Morgan
-----------------------------------
Karen Morgan

/s/ Carl McCutcheon
-----------------------------------
Carl McCutcheon

/s/ Larry McAfee
-----------------------------------
Larry McAfee










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